                                                                  EX-10.1(a)

                                                                  EXECUTION COPY



================================================================================


                                CREDIT AGREEMENT


                       -------------------------------

                              HECLA MINING COMPANY

                            and CERTAIN SUBSIDIARIES


                                      and


                           NATIONSBANK OF TEXAS, N.A.

                                    as Agent


                               and CERTAIN BANKS

                                   as Lenders


                       -------------------------------


                                  $40,000,000



                                August 30, 1994


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                                                               TABLE OF CONTENTS

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
CREDIT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I - Definitions and References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1.  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2.  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.3.  Amendment of Defined Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.4.  References and Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.5.  Calculations and Determinations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE II - The Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.1.  Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.2.  Requests for Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.3.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.4.  Rate Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.5.  Facility Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.6.  Agent's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.7.  Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.8.  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.9.  Payments to Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 2.10.  Capital Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 2.11.  Increased Cost of Fixed Rate Portions . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.12.  Availability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.13.  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 2.14.  Reimbursable Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IIA -- Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 2A.1.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 2A.2.  Requesting Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 2A.3.  Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 2A.4.  Transferees of Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2A.5.  Extension of Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2A.6.  Restriction on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2A.7.  No Duty to Inquire  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2A.8.  Payment of LC Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE III - Conditions Precedent to Lending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.1.  Documents to be Delivered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 3.2.  Additional Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IV - Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 4.1.  Borrower's Representations and
                         Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 4.2.  Representation by Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE V - Covenants of Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.1.  Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.2.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE VI - Bank Accounts, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6.1.  Bank Accounts; Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45




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
ARTICLE VIA - Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6A.1.  Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6A.2.  Unconditional Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6A.3.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 6A.4.  No Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 6A.5.  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE VII - Events of Default and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 7.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 7.2.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 7.3.  INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE VIII - Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 8.1.  Appointment and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 8.2.  Exculpation, Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 8.3.  Lenders' Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 8.4.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 8.5.  Rights as Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 8.6.  Sharing of Set-Offs and Other Payments . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 8.7.  Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 8.8.  Benefit of Article VIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 8.9.  Resignation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 8.10.  Withholding Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE IX - Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.1.  Waivers and Amendments; Acknowledgements . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 9.2.  Survival of Agreements; Cumulative
                         Nature   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 9.3.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 9.4.  Joint and Several Liability; Parties in
                         Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 9.5.  Governing Law; Submission to Process . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 9.6.  Limitation on Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 9.7.  Termination; Limited Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 9.8.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 9.9.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 9.10.  WAIVER OF JURY TRIAL, PUNITIVE DAMAGES,
                         ETC.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 9.11.  Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  65



Schedules and Exhibits
- - - ----------------------

SCHEDULE 1                DISCLOSURE SCHEDULE
SCHEDULE 2                SUBSIDIARIES

EXHIBIT A                 PROMISSORY NOTE
EXHIBIT B                 REQUEST FOR ADVANCE
EXHIBIT C                 RATE ELECTION
EXHIBIT D                 CERTIFICATE ACCOMPANYING FINANCIAL STATEMENTS
EXHIBIT E                 OPINION OF BORROWER'S COUNSEL
EXHIBIT F                 STANDBY LETTER OF CREDIT APPLICATION AND AGREEMENT

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is made as of August 30, 1994, by and among Hecla Mining Company, a Delaware corporation (herein called "Borrower"), Colorado Aggregate Company of New Mexico, Inc., a New Mexico corporation, Kentucky-Tennessee Clay Company, a Delaware corporation, K-T Feldspar Corporation, a North Carolina corporation, Mountain West Products, Inc., an Idaho corporation, and NationsBank of Texas, N.A., a national banking association (herein called "Agent"), and the Lenders referred to below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

                     ARTICLE I - Definitions and References

         Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

         "Adjusted CD Rate" means, with respect to each particular CD Portion and the associated CD Rate and Reserve Percentage, the rate per annum calculated by Agent (rounded upwards, if necessary, to the next higher 0.01%) determined on a daily basis pursuant to the following formula:

         Adjusted CD Rate =

         CD Rate                     + Assessment Rate + A
         ---------------------------
         100.0% - Reserve Percentage

where A means the Spread then in effect. The Adjusted CD Rate for any CD Portion shall change whenever A changes, but if the Assessment Rate or the Reserve Percentage changes during the Interest Period for a CD Portion, Agent may, at its option, either change the Adjusted CD Rate for such CD Portion or leave it unchanged for the duration of such Interest Period. The Adjusted CD Rate shall in no event, however, exceed the Highest Lawful Rate.

         "Adjusted LIBOR Rate" means, with respect to each particular LIBOR Portion and the associated LIBOR Rate and Reserve Percentage, the rate per annum calculated by Agent (rounded upwards, if necessary, to the next higher 0.01%) determined on a daily basis pursuant to the following formula:

         Adjusted LIBOR Rate =

         LIBOR Rate                   + B
         ---------------------------
         100.0% - Reserve Percentage

where B means the Spread then in effect. The Adjusted LIBOR Rate for any LIBOR Portion shall change whenever B changes, but if the Reserve Percentage changes during the Interest Period for a LIBOR Portion, Agent may, at its option, either change the Adjusted LIBOR Portion or leave it unchanged for the duration of such Interest Period. The Adjusted LIBOR Rate shall in no event, however, exceed the Highest Lawful Rate.

         "Advance" has the meaning given it in Section 2.1.

         "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

                 (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

                 (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agent" means NationsBank, as Agent hereunder, and its successors in such capacity.

         "Assessment Rate" means, on any day, the net annual assessment rate, as determined by Agent (expressed as a percentage rounded to the next higher 0.01%), which is in effect on such day under the regulations of the Federal Deposit Insurance Corporation (or any successor) for insuring time deposits made in dollars at the principal office of Agent in Dallas, Texas. If such net assessment rate changes after the date hereof, the Assessment Rate shall be automatically increased or decreased correspondingly, from time to time as of the effective time of each change in such net assessment rate.

         "Base Rate" means (a) on each day during the Commitment Period, (i) the Prime Rate if the Loan Balance is equal to or less than $20,000,000 and
(ii) the Prime Rate plus 0.125% per annum if the Loan Balance is greater than $20,000,000, and (b) on each day thereafter (iii) the Prime Rate plus 0.125% per annum if the Loan Balance is equal to or less than $20,000,000 and (iv) the Prime Rate plus 0.25% per annum if the Loan Balance is greater than $20,000,000. If the Prime Rate or the Loan Balance changes after the date hereof, the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective time of each change in the Prime Rate or the Loan Balance. The Base Rate shall in no event, however, exceed the Highest Lawful Rate.

         "Base Rate Portion" means that portion of the unpaid principal balance of the Loan which is not made up of Fixed Rate Portions.

         "Borrower" means Hecla Mining Company, a Delaware corporation.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Dallas, Texas. Any Business Day in any way relating to CD

Portions (such as the day on which a CD Interest Period begins or ends) must also be a day on which, in the judgment of Agent, significant transactions are carried out in the market for certificates of deposit. Any Business Day in any way relating to LIBOR Portions (such as the day on which a LIBOR Interest Period begins or ends) must also be a day on which, in the judgment of Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

         "Cash Collateral" has the meaning given it in Section 2A.8.

         "Cash Earnings" means as of the end of any Fiscal Quarter, Borrower's Consolidated net income for such Fiscal Quarter, minus nonrecurring gains and plus nonrecurring losses for such Fiscal Quarter, plus other non cash charges taken into account in determining such net income, minus cash dividend payments on common and preferred stock made during such Fiscal Quarter.

         "CD Interest Period" means, with respect to each particular CD Portion of a Loan, a period of 30, 60, 90 or 180 days, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the day which is 30, 60 or 90 days thereafter (e.g., a 30-day period beginning on March 1 will end on but not include March 31), provided that each CD Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day. No CD Interest Period may be elected which would extend past the date on which the associated Note is due and payable in full.

         "CD Portion" means any portion of the unpaid principal balance of a Loan which Borrower designates as such in a Rate Election.

         "CD Rate" means, with respect to each particular CD Portion within a Tranche and with respect to the related Interest Period, the rate of interest per annum determined by Agent in accordance with its customary general practices to be representative of the bid rates quoted to NationsBank at approximately 9:00 a.m. Dallas, Texas time on the first day of such Interest Period (by certificate of deposit dealers of recognized standing selected by NationsBank in accordance with its customary general practices) for the purchase at face value of a domestic certificate of deposit issued by NationsBank in an amount equal or comparable to the amount of NationsBank's CD Portion within such Tranche and for a period of time equal or comparable to such Interest Period. The CD Rate determined by Agent with respect to a particular CD Portion shall be fixed at such rate for the duration of the associated Interest Period. If Agent is unable so to determine the CD Rate for any CD Portion, Borrower shall be deemed not to have elected such CD Portion.

         "Commitment Period" means the period from and including the date hereof until and including July 31, 1997 (or, if earlier, the day on which the Notes first become due and payable in full).

         "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

         "Debt" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

         "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

         "Disclosure Report" means either a notice given by Borrower under
Section 5.1(d) or a certificate given by Borrower's chief financial officer under Section 5.1(b)(ii).

         "Disclosure Schedule" means Schedule 1 hereto.

         "EBITDA" means as of the end of any Fiscal Quarter, Borrower's Consolidated net income for the four consecutive Fiscal Quarters then ended plus interest, taxes, depreciation and amortization, nonrecurring losses and cash reclamation charges, to the extent the foregoing have been deducted in determining such net income, minus nonrecurring gains to the extent such gains have been included in determining such net income.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

         "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any Related Person or any Affiliate thereof with respect to which any Related Person has a fixed or contingent liability.

         "Event of Default" has the meaning given it in Section 7.1.

         "Final Maturity Date" means July 31, 1999.

         "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31, of any year.

         "Fiscal Year" means a twelve-month period ending on December 31, of any year.

         "Fixed Charges" means as of the end of any Fiscal Quarter, the sum of the following for the period of four consecutive Fiscal Quarters then ended (i) Borrower's Consolidated interest expense for such period, plus (ii) Borrower's Consolidated long-term debt scheduled to be paid during such period, plus (iii) Borrower's Consolidated capital lease payments paid during such period, plus
(iv) dividends on common and preferred stock declared or paid (without duplication) by Borrower during such period, plus (v) Borrower's Consolidated reclamation expenditures paid during such period.

         "Fixed Rate" means, with respect to any Fixed Rate Portion, the related Adjusted CD Rate or Adjusted LIBOR Rate.

         "Fixed Rate Portion" means any CD Portion or LIBOR Portion.

         "Funded Debt" of any Person means Debt in the following categories:

                 (a) Debt for borrowed money or gold loans (excluding hedging obligations) or,

                 (b) Debt evidenced by a bond, debenture, note or similar instrument.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the audited Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Majority Lenders and Borrower agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated subsidiaries.

         "Guaranties" means, as to any Person, any direct or indirect guaranty by such Person in respect of, or obligation (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, Debt of any other Person.

         "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

         "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious rate of interest that such Lender is permitted under applicable law to contract for, take, charge, or receive with respect to its Loan. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender at a rate in excess of the Highest Lawful Rate applicable to such Lender.

         "Initial Financial Statements" means (i) the audited annual Consolidated financial statements of Borrower dated as of December 31, 1993, and (ii) the unaudited quarterly Consolidated financial statements of Borrower dated as of June 30, 1994.

         "Interest Period" means, with respect to any Fixed Rate Portion, the related CD Interest Period or LIBOR Interest Period.

         "Issuing Bank" means NationsBank in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.

         "Late Payment Rate" means, at the time in question, four percent (4.0%) per annum plus the Base Rate then in effect. The Late Payment Rate shall in no event, however, exceed the Highest Lawful Rate.

         "LC Applications" means any applications for letters of credit heretofore or hereafter made by Borrower to Issuing Bank.

         "LC Collateral Account" has the meaning given it in Section 2A.8(b).

         "LC Obligations" means at the time in question, the sum of the Matured LC Obligations plus the Maximum Drawing Amount.

         "Lenders" means each signatory hereto (other than Borrower and the Subsidiary Guarantors), including NationsBank in its capacity as a lender hereunder rather than as Agent, and the successors of each as holder of a Note.

         "Letters of Credit" means the standby letters of credit issued by Issuing Bank at the application of Borrower.

         "LIBOR Interest Period" means, with respect to each particular LIBOR Portion, a period of 1, 2, 3 or 6 months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the immediately preceding Business Day). No LIBOR Interest Period may be elected which would extend past the date on which the associated Note is due and payable in full.

         "LIBOR Portion" means any portion of the unpaid principal balance of a Loan which Borrower designates as such in a Rate Election.

         "LIBOR Rate" means, with respect to each particular LIBOR Portion within a Tranche and with respect to the related Interest Period, the rate of interest per annum determined by Agent in accordance with its customary general practices to be representative of the rates at which deposits of dollars are offered to NationsBank at approximately 9:00 a.m. Dallas, Texas time two Business Days prior to the first day of such Interest Period (by prime banks in the interbank eurocurrency market which have been selected by NationsBank in accordance with its customary general practices) for delivery on the first day of such Interest Period in an amount equal or comparable to the amount of NationsBank's LIBOR Portion within such Tranche and for a period of time equal or comparable to the length of such Interest Period. The LIBOR Rate determined by NationsBank with respect to a particular LIBOR Portion shall be fixed at such rate for the duration of the associated Interest Period. If Agent is unable so to determine the LIBOR Rate for any LIBOR Portion, Borrower shall be deemed not to have elected such LIBOR Portion.

         "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

         "Loan" has the meaning given it in Section 2.1.

         "Loan Balance" means the aggregate unpaid principal balance of the Loans at the time in question.

         "Loan Documents" means this Agreement, the Notes, the LC Applications and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof, except to the extent the same contain information about Borrower or its Affiliates, properties, business or prospects).

         "Long-term LC" means a Letter of Credit having an expiration date after the last day of the Commitment Period which has been agreed to by Majority Lenders pursuant to Section 2A.8(b).

         "Material Subsidiary" means each Subsidiary of Borrower that is designated as a "Material Subsidiary" on Schedule 2 attached hereto.

         "Majority Lenders" means at any time Lenders collectively having Percentage Shares totalling in the aggregate at least sixty-six and two-thirds percent (66 2/3%).

         "Matured LC Obligations" means all amounts paid by Issuing Bank under or reasonably purported to be under any Letter of Credit or under any LC Application which have not been repaid to Issuing Bank.

         "Maximum Drawing Amount" means the aggregate amounts which Issuing Bank might be called upon to advance under all Letters of Credit issued at the application of Borrower then outstanding.

         "Maximum Guaranteed Amount" means with respect to any Subsidiary Guarantor as of the date of determination, the lesser of (a) the amount of the Obligations outstanding on such date and (b) the maximum amount which would not result in such Subsidiary

Guarantor's liability under Article VIA constituting a fraudulent transfer or fraudulent conveyance under applicable state or federal law as determined by a court of competent jurisdiction.

         "Maximum Loan Amount" means the amount of $40,000,000.

         "NationsBank" means NationsBank of Texas, N.A. and its successors and assigns.

         "Note" has the meaning given it in Section 2.1.

         "Obligations" means all Debt from time to time owing by any of the Related Persons to Agent or any Lender under or pursuant to any of the Loan Documents, including without limitation all LC Obligations. "Obligation" means any part of the Obligations.

         "Percentage Share" means, with respect to any Lender (a) when used in Sections 2.1 or 2.4, in any Request for Advances or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on the signature pages of this Agreement, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender's Loan at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2A.3(b) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under
Section 2A.3(b), divided by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

         "Permitted Debt" means Funded Debt which matures after the Final Maturity Date and is not subject to terms which are more restrictive than the terms and conditions set forth in this Agreement, as determined by Majority Lenders in their sole discretion.

         "Permitted Investments" means investments of up to $5,000,000, plus investments:

                 (a) in open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc.

                 (b) in marketable obligations, maturing within 24 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America.

                 (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 24 months from the date of deposit thereof, with (i) any office of any Lender, (ii) a domestic office of any national or state bank or trust company which is organized under the laws of the

         United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit have at least the third highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc. or (iii) any other bank, provided that the aggregate amount of all such deposits with all such other banks under this clause (iii) shall not at any time exceed $5,000,000.

                 (d)      in Subsidiary Guarantors.

                 (e) consisting of acquisitions of existing businesses which are engaged in the business activities that are the same or similar to those engaged in by Borrower and Subsidiary Guarantors.

                 (f) consisting of acquisitions of assets which are used in businesses engaged in the business activities that are the same or similar to those engaged in by Borrower and Subsidiary Guarantors.

         "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

         "Prime Rate" means the rate of interest established by NationsBank from time to time as its "prime rate". Such rate is set by NationsBank as a general reference rate of interest, taking into account such factors as it may deem appropriate, it being understood that many of NationsBank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or the best rate actually charged to any customer, that it may not correspond with further increases or decreases in interest rates charged by other lenders or market rates in general and that NationsBank may make various commercial or other loans at rates of interest having no relationship to such rate.

         "Prohibited Lien" means any Lien not expressly allowed under Section 5.2(b).

         "Rate Election" has the meaning given it in Section 2.4.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

         "Related Person" means any of Borrower, each Subsidiary Guarantor and each other Material Subsidiary of Borrower.

         "Request for Advance" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

         "Reserve Percentage" means, on any day with respect to each particular Fixed Rate Portion in a Tranche, the maximum reserve requirement, as determined by Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves), expressed as a percentage and rounded to the next higher 0.01%, which would then apply to NationsBank under Regulation D with respect to: (a) if such Fixed Rate Portion is a CD Portion, any new nonpersonal time deposit (as defined in Regulation D) equal in amount to NationsBank's Fixed Rate Portion in such Tranche and with a maturity comparable to the associated Interest Period, were NationsBank to take such a deposit, and
(b) if such Fixed Rate Portion is a LIBOR Portion, "Eurocurrency liabilities" (as such term is defined in Regulation D) equal in amount to NationsBank's Fixed Rate Portion in such Tranche, were NationsBank to have any such "Eurocurrency liabilities". If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

         "Spread" means (i) on each day during the Commitment Period, 0.80% per annum if the Loan Balance is equal to or less than $20,000,000, and 0.925% per annum if the Loan Balance is greater than $20,000,000 and (ii) on each day thereafter 0.925% per annum if the Loan Balance is equal to or less than $20,000,000, and 1.05% per annum if the Loan Balance is greater than $20,000,000.

         "Subsidiary Guarantor" means any Subsidiary who has guaranteed some or all of the Obligations pursuant to Article VIA.

         "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

         "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any Related Person or of any Affiliate of any Related Person from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

         "Third Party Funds" has the meaning given it in Section 2A.8.

         "Total Debt" means Borrower's Consolidated Debt in the following categories:

                 (a)      Obligations;

                 (b)      Funded Debt (other than the Obligations);

                 (c) Debt constituting principal under leases capitalized in accordance with GAAP;

                 (d) Debt with respect to letters of credit or applications or reimbursement agreements therefor (other than the Obligations); and

                 (e) Debt with respect to any operating, reclamation or other bond not secured in whole or in part by a letter of credit or cash deposit.

         "Total Debt to Cash Earnings Ratio" means as of the end of any Fiscal Quarter, the ratio of (i) Borrower's Consolidated Total Debt at the end of such Fiscal Quarter to (ii) the sum of Borrower's Consolidated Cash Earnings for the two consecutive Fiscal Quarters then ended plus the projected Cash Earnings for Borrower and its Consolidated subsidiaries for the immediately succeeding two Fiscal Quarters as set forth in the cash flow projections delivered to Agent and approved by Majority Lenders in accordance with Section 2.8(b).

         "Tranche" has the meaning given it in Section 2.4.

         Section 1.2. Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

         Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

         Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument",

"herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by Agent or a Lender of amounts to be paid under Sections 2.10 through 2.14 or any other matters which are to be determined hereunder by Agent or a Lender (such as any Adjusted CD Rate, Adjusted LIBOR Rate, Assessment Rate, CD Rate, LIBOR Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to Agent or any Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.


                             ARTICLE II - The Loans

         Section 2.1. Advances. Subject to the terms and conditions hereof, each Lender agrees to make advances to Borrower (herein called such Lender's "Advances") upon request from time to time during the Commitment Period so long as (a) each Advance by such Lender does not exceed such Lender's Percentage Share of the aggregate amount of Advances then requested from all Lenders, and
(b) the sum of (i) the aggregate amount of such Lender's Advances outstanding at any time plus (ii) the Maximum Drawing Amount for which such Lender is liable by virtue of Section 2A.3(b), plus (iii) the Matured LC Obligations which have been funded by such Lender under such section, does not exceed such Lender's Percentage Share of the Maximum Loan Amount determined as of the date on which the requested Advance is to be made and (c) the making of such Advance does not cause the Total Debt to Cash Earnings Ratio to exceed 4.0 to 1.0 (calculated using Total Debt as of the date of such Advance, and including the amount of such Advance, and using Cash Earnings as of the end of the most recent Fiscal Quarter). The aggregate amount of all Advances requested of all Lenders in any Request for Advance must be greater than or equal to $500,000 or must equal the unadvanced portion of the Maximum Loan Amount. The obligation of Borrower to repay to each Lender the aggregate amount of all Advances made by such Lender (herein called such Lender's "Loan"), together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Advances theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

         Section 2.2. Requests for Advances. Borrower must give to Agent at least one Business Day's prior written notice, or telephonic notice promptly confirmed in writing, of any requested Advances, after which Agent shall give each Lender prompt notice thereof. Each such written request or confirmation must be made in the form and substance of the "Request for Advance" attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Notwithstanding the foregoing provisions of this Section 2.2, each payment of a draft or demand for payment under a Letter of Credit honored by Issuing Bank shall constitute a Request for Advance in the amount of such payment. If all conditions precedent to the Advances requested in any manner described above have been met, each Lender will on the date requested promptly remit to Agent at Agent's office in Dallas, Texas the amount of such Lender's Advance in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Advances have been neither met nor waived as provided herein, Agent shall promptly make the Advances available to Borrower. Each Request for Advance shall be irrevocable and binding on Borrower. Unless Agent shall have received prompt notice from a Lender that such Lender will not make available to Agent such Lender's Advance, Agent may in its discretion assume that such Lender has made such Advance available to Agent in accordance with this section and Agent may if it chooses, in reliance upon such assumption, make such Advance available to Borrower. If and to the extent such Lender shall not so make its Advance available to Agent, such Lender and Borrower severally agree to pay or repay to Agent within three days after demand the amount of such Advance together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at the interest rate applicable at the time to the other Advances made on such date. The failure of any Lender to make any Advance to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Advance, but no Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender.

         Section 2.3. Use of Proceeds. Borrower shall use all funds from Advances to finance the development of mineral reserves and other capital expenditures (including acquisitions) of Borrower and the Subsidiary Guarantors and to provide working capital for the operations of Borrower and the Subsidiary Guarantors and for other general business purposes, including but not limited to extending credit to the Subsidiary Guarantors for such purposes. In no event shall the funds from any Advance be used directly or indirectly by any Persons for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

         Section 2.4. Rate Elections. Borrower may from time to time designate all or any portions of the Loans (including any yet to be made Advances which are to be made prior to or at the beginning of the designated Interest Period but excluding any portions of the Loans which are required to be repaid prior to the end of the designated Interest Period) as a "Tranche", which term refers to a set of Fixed Rate Portions of the same type (either CD Portions or LIBOR Portions) with identical Interest Periods and with each Lender participating in such Tranche in accordance with its Percentage Share. Without the consent of Majority Lenders, Borrower may make no such election during the continuance of a Default, and Borrower may make such an election with respect to already existing Fixed Rate Portions only if such election will take effect at or after the termination of the Interest Period applicable thereto. Each election by Borrower of a Tranche shall:

                 (a) Be made in writing in the form and substance of the "Rate Election" attached hereto as Exhibit C, duly completed;

                 (b) Specify the aggregate amount of the Loans which Borrower desires to designate as such Tranche, whether such Tranche is to consist of LIBOR Portions or CD Portions, the first day of the Interest Period which is to apply thereto, and the length of such Interest Period; and

                 (c) If relating to CD Portions, be received by Agent not later than 11:00 a.m., Dallas, Texas time, on the first Business Day immediately preceding the first day of the specified Interest Period, and if relating to a LIBOR Portion, be received by Agent not later than 11:00 a.m., Dallas, Texas time, on the third Business Day preceding the first day of the specified Interest Period.

Promptly after receiving any such election (herein called a "Rate Election") which meets the requirements of this section, Agent shall notify each Lender thereof. Each Rate Election shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of "CD Interest Period" or "LIBOR Interest Period" in Section 1.1, and the aggregate amount of the Tranche elected in any Rate Election must be $2,000,000 or a higher integral multiple of $1,000,000. Upon the termination of each Interest Period the portion of each Loan within the related Tranche shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Base Rate Portion of such Loan and become subject to all provisions of the Loan Documents governing such Base Rate Portion. Borrower shall have no more than ten (10) Tranches in effect at any time.

         Section 2.5. Facility Fees. In consideration of each Lender's commitment to make Advances, Borrower will pay to Agent for the account of Lenders a nonrefundable annual facility fee in the amount of 0.325% of the Maximum Loan Amount. Each such fee shall be payable in advance, on the date hereof and on each anniversary of the date hereof until this Agreement shall have been terminated.

         Section 2.6. Agent's Fees. In addition to all other amounts due to Agent under the Loan Documents, Borrower will pay a non-refundable annual fee in an amount agreed to by Agent and Borrower. Each such fee shall be payable in advance, on the date hereof and on each anniversary of the date hereof until this Agreement shall have been terminated.

         Section 2.7. Optional Prepayments. Borrower may, upon one Business Day's notice to each Lender, from time to time and without premium or penalty prepay the Notes, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Notes equals $500,000 or any higher integral multiple of $500,000, so long as Borrower does not prepay any Fixed Rate Portion. Each partial prepayment of principal made after the end of the Commitment Period shall be applied to the regular installments of principal due under the Notes in the inverse order of their maturities. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

         Section 2.8. Mandatory Prepayments; Determination of Total Debt to Cash Earnings Ratio.

         (a) If the Total Debt to Cash Earnings Ratio exceeds 4.0 to 1.0 as of the end of any Fiscal Quarter, Borrower shall make a prepayment of the Loan Balance to Agent for distribution to Lenders in the amount necessary to cause the Total Debt to Cash Earnings Ratio to be equal to or less than 4.0 to 1.0 (in this section called the "Required Prepayment Amount"), all in accordance with the following provisions of this Section 2.8. Before the end of the second calendar month immediately following such Fiscal Quarter, Borrower shall give written notice to Agent electing to pay the Required Prepayment Amount to Agent for distribution to Lenders either (i) on the last day of the next calendar month or (ii) in six (6) equal consecutive monthly installments due on the last day of each of the next six calendar months beginning with the month following the month in which such election is made. (For example, if the Total Debt to Cash Earnings Ratio as of the end of the Fiscal Quarter ended September 30, 1994 were to exceed 4.0 to 1.0, Borrower would be required to elect by November 30, 1994 whether to pay the full Required Prepayment Amount on December 31, 1994 or to pay the Required Prepayment Amount in six equal consecutive installments beginning on December 31, 1994.) If such installment payments are elected, Borrower shall pay each such installment when due. Each such prepayment made after the end of the Commitment Period shall be applied to the regular installments of principal due under the Notes in the inverse order of their maturities. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

         (b) Agent and Lenders shall review the cash flow projections and supporting information delivered pursuant to Section 5.1(b)(iii) (the "Borrower Projections") and determine whether to approve the Borrower Projections for purposes of calculating the Total Debt to Cash Earnings Ratio, which approval shall not be unreasonably withheld. Within ten (10) days after receipt of the Borrower Projections, Agent shall notify Borrower whether Majority Lenders have approved the Borrower Projections, and if not approved (i) the reason for withholding such approval and (ii) the Borrower Projections, as adjusted by Majority Lenders in their reasonable discretion, as they deem necessary based on the information concerning Borrower then available to Majority Lenders (the "Adjusted Projections"). In the event that Majority Lenders do not approve the Borrower Projections:

         (1) the Adjusted Projections shall be used to calculate the Total Debt to Cash Earnings Ratio for the Fiscal Quarter in question to determine any Required Prepayment Amount for such Fiscal Quarter as set forth in Section 2.8(a) above;

         (2) Borrower, Agent and Majority Lenders will use their best efforts to reach agreement as to such projections, and in furtherance thereof, Lenders agree that upon the request of Borrower, Lenders will consult with an independent mining consultant regarding such projections, provided that the fees and expenses of such consultant shall be paid by Borrower;

         (3) If Majority Lenders and Borrower subsequently agree as to cash flow projections for the Fiscal Quarter in question (the "Agreed Projections"), the Agreed Projections shall be used to recalculate the Total Debt to Cash Earnings Ratio for such Fiscal Quarter to determine any Required Prepayment Amount for such Fiscal Quarter as set forth in Section 2.8(a) above; and

         (4) In the event that (A) the aggregate amount of payments made by Borrower pursuant to Section 2.8(a) hereof based upon a Required Prepayment Amount for any Fiscal Quarter determined pursuant to clause (1) above, exceeds (B) the Required Prepayment Amount for such Fiscal Quarter as redetermined pursuant to clause (3) above, Lenders shall promptly refund such excess to Borrower.

In the event that cash flow projections are not delivered to Agent as required under Section 5.1(b)(iii) for any Fiscal Quarter, Majority Lenders shall themselves make such a cash flow projection for the relevant period based on the information concerning Borrower then available to Majority Lenders, which shall be used in calculating the Total Debt to Cash Earnings Ratio; provided that any such determination by Majority Lenders shall not constitute any waiver of any Default or Event of Default arising out of such failure to deliver such projections.

         Section 2.9. Payments to Lenders. Borrower will make each payment which it owes under the Loan Documents to Agent for the account of the Lender to whom such payment is owed. Each such payment must be received by Agent not later than 11:00 a.m., Dallas, Texas time, on the date such payment becomes due and payable, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Any payment received by Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Agent's Note. When Agent collects or receives money on account of the Obligations, Agent shall distribute all money so collected or received, and Lenders shall apply all such money they receive from Agent, as follows:

                 (a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agent under Section 5.1(i) or (j) and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lenders shall otherwise agree);

                 (b) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

                 (c) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

                 (d)  last, for the payment or prepayment of any other
         Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.7. All distributions of amounts described in any of subsections
(b), (c) or (d) above shall be made by Agent pro rata to Agent and each Lender then owed Obligations described in such subsection in proportion to all amounts owed to Agent and all Lenders which are described in such subsection.

         Section 2.10. Capital Reimbursement. If at any time after the date hereof, and from time to time, any Lender determines that the adoption or modification of any applicable law, rule or regulation regarding taxation, such Lender's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of (a) increasing such Lender's costs relating to the Obligations owing to such Lender Lender's Commitment to make Advances or issue Letters of Credit or Lender's participation in Issuing Banks obligations under the Letters of Credit, or (b) reducing the yield or rate of return of such Lender on such Obligations, to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within 15 days after any request sent by such Lender to Borrower (with a copy to Agent), pay to Agent for the account of such Lender such additional amounts as (in such Lender's sole judgment, after reasonable computation which shall be delivered to Borrower with such request) will compensate such Lender for such increase in costs or reduction in yield or rate of return of such Lender. No failure by such Lender to immediately demand payment of any additional amounts payable under this section shall constitute a waiver of such Lender's right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges not permitted by Section 9.6.

         Section 2.11. Increased Cost of Fixed Rate Portions. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

                 (a) shall change the basis of taxation of payments to any Lender of any principal, interest, or other amounts attributable to any Fixed Rate Portion or otherwise due under this Agreement in respect of any Fixed Rate Portion (other than taxes imposed on the overall net income of such Lender or any lending office of such Lender by any jurisdiction in which such Lender or any such lending office is located); or

                 (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Fixed Rate Portion of any Lender (excluding those for which such Lender is fully compensated pursuant to adjustments made in the definition of Adjusted CD Rate or Adjusted LIBOR Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender; or

                 (c) shall impose on any Lender, the certificate of deposit market, or the interbank eurocurrency deposit market any other condition relating to any Fixed Rate Portion, the result of which is to increase the cost to any Lender of funding or maintaining any Fixed Rate Portion or to reduce the amount of any sum receivable by any Lender in respect of any Fixed Rate Portion by an amount deemed by such Lender to be material, then such Lender shall promptly notify Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall pay such amount to Agent for the account of such Lender and (ii) Borrower may elect, by giving to Agent and Lender not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion.

         Section 2.12. Availability. If (a) any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender to fund or maintain Fixed Rate Portions, or shall materially restrict the authority of any Lender to purchase, sell or take certificates of deposit or offshore deposits of dollars (i.e., "eurodollars"), or (b) any Lender determines that matching deposits appropriate to fund or maintain any Fixed Rate Portion are not available to it, or

(c) any Lender determines that the formula for calculating the Adjusted CD Rate or Adjusted LIBOR Rate does not fairly reflect the cost to such Lender of making or maintaining loans based on such rate, then, upon notice by such Lender to Borrower and Agent, Borrower's right to elect Fixed Rate Portions of such Lender's Loan shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Fixed Rate Portions of such Lender's Loan (or portions thereof) which are then outstanding or are then the subject of any Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain part of the Base Rate Portion of such Lender's Loan. Borrower agrees to indemnify each Lender and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

         Section 2.13. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify Agent and each Lender against, and reimburse Agent and each Lender on demand for, any loss or expense incurred or sustained by Agent or such Lender (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain Fixed Rate Portions or Advances), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Fixed Rate Portion on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Rate Election, if such payment or prepayment prevents such Rate Election from becoming fully effective, (c) the failure of any Advance to be made or of any Rate Election to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Related Person, or (d) any conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Fixed Rate Portion into a Base Rate Portion or into a different Fixed Rate Portion on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

         Section 2.14.  Reimbursable Taxes.  Borrower covenants and agrees that:

                 (a) Borrower will indemnify Agent and each Lender against and reimburse Agent and each Lender for all present and future income, stamp and other taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Fixed Rate Portions (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of Agent or such

         Lender or any lending office of Agent or such Lender by any jurisdiction in which Agent or such Lender or any such lending office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

                 (b) All payments on account of the principal of, and interest on, each Lender's Loan and each Lender's Note, and all other amounts payable by Borrower to Agent and each Lender hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower being compelled by law or other regulations to make any such deduction or withholding from any payment to Agent or any Lender, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by Agent or such Lender after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to Agent or such Lender an official receipt or other official document evidencing payment of such deduction or withholding.

                 (c) If Borrower is ever required to pay any Reimbursable Tax with respect to any Fixed Rate Portion Borrower may elect, by giving to Agent not less than three Business Days' notice (and Agent shall so notify Lenders), to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes.


                        ARTICLE IIA -- Letters of Credit

         Section 2A.1. Letters of Credit. Subject to the terms and conditions hereof, Issuing Bank agrees to issue, in reliance on the agreements of Lenders set forth in Section 2A.3(b), at Borrower's application such Letters of Credit as Borrower may from time to time request so long as:

                 (a) the sum of (i) the aggregate amount of LC Obligations at such time, plus (ii) the amount of such Letter of Credit, does not exceed $5,000,000;

                 (b) the sum of (i) the aggregate amount of Advances outstanding at the time such Letter of Credit is issued plus (ii) the aggregate amount of LC Obligations at such time, plus (iii) the amount of such Letter of Credit, does not exceed the Maximum Drawing Amount;

                 (c) the form and terms of such Letter of Credit are satisfactory to Issuing Bank in its sole and absolute discretion;

                 (d) the expiration date of such Letter of Credit is on or before the Business Day immediately preceding the last day of the Commitment Period, unless otherwise agreed to by Majority Lenders; and

                 (e) the issuance of such Letter of Credit shall not cause the Total Debt to Cash Earnings Ratio to exceed 4.0 to 1.0 (calculated using Total Debt as of the date of issuance of such Letter of Credit, and including the amount of such Letter of Credit, and using Cash Earnings as of the end of the most recent Fiscal Quarter).

         Section 2A.2. Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least three Business Days before such Letter of Credit is issued by Issuing Bank or if otherwise, within the time permitted by the agreements described below in this section. Each such written application must be made in writing in the form and substance of the "Standby Letter of Credit Application and Agreement" attached hereto as Exhibit F, duly completed and signed by an Authorized Officer of Borrower, the terms and provisions of such agreements being incorporated herein by reference. By each such application for a Letter of Credit Borrower shall be deemed to have made all representations and warranties set forth herein as of the date of such application. If all conditions precedent to the issuance of such Letter of Credit have been met, Issuing bank will, in reliance on the agreements of Lenders set forth in Section 2A.3(b), on the date requested, issue such Letter of Credit at Issuing Bank's office in Dallas, Texas. Provisions of any LC Application shall be deemed to apply only to the related Letter of Credit; provided, however, that any "default" or "event of default" under such LC Application shall also constitute an Event of Default hereunder. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

         Section 2A.3.  Reimbursement.

         (a) Reimbursement by Borrower. Each payment of a draft or demand for payment honored by Issuing Bank shall constitute a loan to and obligation of Borrower. Borrower promises to pay to Issuing Bank, or to Issuing Bank's order at such Issuing Bank's office in Dallas, Texas on demand, in legal tender of the United States of America, any and all amounts paid by Issuing Bank under or purporting to be under any Letter of Credit, together with interest on any such amounts (i) from the date payment is made by Issuing Bank under such Letter of Credit until and including the first Business Day following such date of payment, at the Base

Rate and (ii) thereafter, provided that notice is given to Borrower of such honor by Issuing Bank, until the repayment of such amounts to Issuing Bank, at the Late Payment Rate. Borrower hereby promises to pay, when due, all present and future taxes, levies, costs and charges whatsoever imposed, assessed, levied or collected on, under or in respect of this Agreement or any Letter of Credit and any payments of principal, interest or other amounts made on or in respect of any thereof (excluding, however, any such taxes, levies, costs and charges imposed on or measured by the overall net income of Issuing Bank). Borrower promises to indemnify Issuing Bank against, and to reimburse Issuing Bank on demand for, any of the foregoing taxes, levies, costs or charges paid by Issuing Bank and any loss, liability, claim or expense, including interest, penalties and legal fees, that Issuing Bank may incur because of or in connection with the failure of Borrower to make any such payment of taxes, levies, costs or charges when due or any payment of Matured LC Obligation when due.

         (b) Participation by Lenders. Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and, to induce Issuing Bank to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from Issuing Bank, on the terms and conditions hereinafter stated, for such Lender's own account and risk an undivided interest equal to such Lender's Percentage Share of Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by Issuing Bank thereunder. In the event that Borrower should fail to pay Issuing Bank on demand the amount of any draft or other request for payment drawn under or purporting to be drawn under a Letter of Credit as provided in subsection (a) above, each Lender shall, before 2:00 p.m. (Dallas Time) on the Business Day Issuing Bank shall have given notice to Lenders of Borrower's failure to so pay Issuing Bank, if such notice is given by 11:00 a.m., Dallas time (or on the Business Day immediately succeeding the day such notice is given after 11:00 a.m. Dallas time), pay to Issuing Bank at Issuing Bank's offices in Dallas, Texas, in legal tender of the United States of America, in same day funds, such Lender's Percentage Share of the amount of such draft or other request for payment, plus interest on such amount (i) from the date Issuing Bank shall have paid such draft or request for payment until and including the first Business Day following such date of payment, at the Base Rate and (ii) thereafter, to the date of such payment by such Lender, at the Late Payment Rate. Each Lender's obligation to reimburse Issuing Bank pursuant to the terms of this Section 2A.3(b) is irrevocable and unconditional. If any such amount required to be paid by any Lender pursuant to this Section 2A.3(b) is not in fact made available by such Lender to Issuing Bank within three Business Days after the date such payment is due, Issuing Bank shall be entitled to recover from such Lender, on demand, such amount required to be paid by such Lender, plus interest thereon calculated from such due date at the federal funds rate. A written advice(s) setting forth in reasonable detail the amounts owing under this Section 2A.3, submitted by Issuing Bank to Borrower from time to time, shall be conclusive, absent manifest error, as to the amounts thereof. Whenever, at any time after Issuing Bank has made payment under any Letter of Credit, and has received from any Lender its Percentage Share of such payment in accordance with this Section 2A.3(b), Issuing Bank receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Issuing Bank), or any payment of interest on account thereof, Issuing Bank will distribute to such Lender its Percentage Share thereof; provided, however, that in the event that any such payment received by Issuing Bank shall be required to be returned by Issuing Bank, such Lender shall return to Issuing Bank the portion thereof previously distributed by Issuing Bank to it.

         (c) Payment of Reimbursement Obligation with Advances. Each time payment of a draft or demand for payment under a Letter of Credit is honored by Issuing Bank, Borrower shall be deemed to have made a Request for Advance in the amount of such payment pursuant to Section 2.2. If all conditions precedent to the making of such Advance have been satisfied and such Advance is made, the proceeds thereof shall be applied to the payment of Borrower's obligation to reimburse Issuing Bank for such payment.

         Section 2A.4. Transferees of Letters of Credit. Borrower agrees that if any Letter of Credit provides that it is transferable, Issuing Bank is under no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall Issuing Bank be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by Issuing Bank to any purported transferee or transferees as determined by Issuing Bank is hereby authorized and approved, and Borrower further agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing.

         Section 2A.5. Extension of Maturity. Borrower agrees that if the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrower, or if the amount of any such Letter of Credit is increased at the request of Borrower, subject in each case to Section 2A.1, this Agreement shall be binding upon Borrower with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by Issuing Bank or any of Issuing Bank's correspondents in accordance with such extension, increase or other modification.

         Section 2A.6. Restriction on Liability. The users of each Letter of Credit shall be deemed the agents of Borrower and neither Issuing Bank, nor its correspondents shall be responsible for:

                 (a) the use which may be made of any Letter of Credit or for any actions or omissions of the users of any Letter of Credit;

                 (b) the existence or nonexistence of a default under any instrument secured or supported by any Letter of Credit or any other event which gives rise to a right to call upon any Letter of Credit;

                 (c) the validity, sufficiency or genuineness of any document delivered in connection with any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, fraudulent or forged;

                 (d) except as specifically required by a Letter of Credit, failure of any instrument to bear any reference or adequate reference to any Letter of Credit, or failure of documents to accompany any draft at negotiation, or failure of any person to note the amount of any draft on the reverse of any Letter of Credit or to surrender or take up any Letter of Credit; or

                 (e) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, wireless, or otherwise.

Issuing Bank shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in the business of any of the correspondents of Issuing Bank, for any refusal by Issuing Bank or any of its correspondents to pay or honor drafts drawn under any Letter of Credit because of any applicable law, decree or edict, legal or illegal, of any governmental agency now or hereafter enforced, or for any matter beyond the control of Issuing Bank. The happening of any one or more of the contingencies referred to in the preceding clauses of this paragraph shall not affect, impair or prevent the vesting of any of the rights or powers of Issuing Bank and or Lenders under this Agreement or the obligation of Borrower to make reimbursement hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, Borrower agrees that any action, unless such action constitutes willful misconduct or gross negligence, not contrary to the terms of any Letter of Credit, which is taken by Issuing Bank or any Lender issuing such Letter of Credit or by any correspondent under or in connection with such Letter of Credit shall be binding on Borrower and shall not put Issuing Bank or any Lender or any correspondent under any resulting liability to Borrower and Borrower makes a like agreement as to any inaction or omission unless such action or inaction constitutes gross negligence or willful misconduct.

         Section 2A.7. No Duty to Inquire. Borrower agrees that Issuing Bank is authorized and instructed to accept and pay drafts under any Letter of Credit without requiring, and without responsibility for, the determination as to the existence of any event giving rise to said draft, either at the time of acceptance of payment or thereafter; provided that Issuing Bank and Lenders will comply with the provisions of Article 15 of the Uniform Customs and Practices for Documentary Credits (1994 Revision) International Chamber of Commerce Publication 500. Borrower agrees that Issuing Bank is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit issued by Issuing Bank, and payment by Issuing Bank to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved by Borrower. Borrower agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing provisions and the subject matter of this section.

         Section 2A.8.  Payment of LC Obligations.

         (a) Acceleration of LC Obligations. If the Obligations, or any part thereof, become immediately due and payable pursuant to Article VII, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit and Borrower shall immediately pay to Agent for the account of the Issuing Bank an amount equal to the aggregate LC Obligations then outstanding.

         (b) LC Collateral Account. All amounts made due and payable by Borrower under this Section 2A.8 shall be (i) first applied to Borrower's Matured LC Obligations, and (ii) second held by Agent in an account established at NationsBank designated the Hecla Mining Company LC Collateral Account (the "LC Collateral Account"), from which Borrower shall not be entitled to withdraw funds, as security for the remaining Obligations (in this Section 2A.8 all such amounts held in the LC Collateral Account and all investments made with funds in the LC Collateral Account in which Agent has a perfected, first priority security interest, collectively, "Cash Collateral"). The Cash Collateral shall be applied to Matured LC Obligations as they mature and when no LC Obligations remain outstanding, the Cash Collateral shall be applied to all other Obligations as they become due and payable at which time the Cash Collateral shall be applied to such Obligations. At any time, and from time to time so long as no Default or Event of Default has occurred and is continuing, Agent, at the written request of Borrower, shall invest and reinvest funds held in the LC Collateral Account in Permitted Investments at such prices, including any premium and accrued interest, as are set forth in such request. Upon the occurrence and during the continuance of an Event of Default, Agent shall invest and reinvest funds held in the LC Collateral Account in Permitted Investments at such prices as it in its sole discretion determines. Agent shall have no liability for losses on any such Permitted Investments. Any interest shall be retained in the LC Collateral Account and invested in the same manner as other funds therein or applied to Obligations then due and owing.

         (c) Grant of Security Interest. Borrower hereby assigns and grants to Agent a continuing security interest for the benefit of Lenders in the Cash Collateral and all proceeds thereof to secure the Obligations and agrees that Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

         (d) Account Transfers. When Borrower is required to make payments under this Section 2A.8 and fails to do so on the day when due, Agent may without notice to Borrower or any other Related Person make such payment (whether by application of proceeds of Cash Collateral, by transfers from other accounts maintained with Agent or otherwise) using any funds then available to any Related Person or any other Person liable for all or any part of Borrower's Obligations hereunder or under Borrower's LC Applications. Following any such payment by such transfer of accounts and upon delivery to Agent by Borrower of evidence satisfactory to Agent, in its sole discretion, that such accounts, at the time of such application contained funds held in the legal capacity of agent, operator or trustee for a third party (any funds so held, "Third Party Funds"), Agent will remit to the Person or Persons in whose name the account is held such Third Party Funds. Any amounts which are required to be paid pursuant to this Section 2A.8 and which are not paid on the date due shall, for purposes of each Loan Document, be considered past due Obligations owing hereunder, and Agent is hereby authorized to liquidate Cash Collateral, demand under any and all guarantees of all or part of the Obligations and otherwise exercise its respective rights under each Loan Document to obtain such amounts.


                 ARTICLE III - Conditions Precedent to Lending

         Section 3.1. Documents to be Delivered. No Lender has any obligation to make its first Advance unless Agent shall have received all of the following, at Agent's office in Dallas, Texas, duly executed and delivered and in form, substance and date satisfactory to Agent:

                 (a) This Agreement and any other documents that Lenders are to execute in connection herewith.

                 (b)  Each Lender's Note.

                 (c)  Certain certificates of Borrower including:

                      (i) An "Omnibus Certificate" of the Secretary or Assistant Secretary and of the Chairman of the Board or President or any Vice President of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto:
                 (1) a copy of resolutions duly adopted by the Board of Directors of Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of Borrower's state of organization, and (3) a copy of any bylaws of Borrower; and

                          (ii) A "Compliance Certificate" of the chief financial officer, chief accounting officer, Treasurer or Vice- President Finance of Borrower, of even date with such Advance, in which such officers certify to the satisfaction of the conditions set out in subsections (a), (b), (c) and (d) of
                 Section 3.2.

                 (d) A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in its state of organization, issued by the appropriate authorities of such jurisdiction.

                 (e) A favorable opinion of Michael B. White, Esq., general counsel for Borrower, substantially in the form set forth in Exhibit E, together with the certificate provided for in such Exhibit.

                 (f) Documents similar to those specified in subsections (c) and (d) of this section with respect to each Subsidiary Guarantor and the execution by it of its guaranty of Borrower's Obligations.

                 (g) Complete releases of all liens and security interests in property of the Related Persons in favor of existing lenders.

         Section 3.2. Additional Conditions Precedent. No Lender has any obligation to make any Advance (including its first) unless the following conditions precedent have been satisfied:

                 (a) All representations and warranties made by any Related Person in any Loan Document shall be true on and as of the date of such Advance (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties had been made as of the date of such Advance.

                 (b)  No Default shall exist at the date of such Advance.

                 (c) No material adverse change shall have occurred in Borrower's Consolidated financial condition or results of operations, other than any such change resulting from the matters designated as
         (III)(1) or (III)(2) in the Disclosure Schedule.

                 (d) Each Related Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Advance.

                 (e) The making of such Advance shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

                 (f) Agent shall have received all documents and instruments which Agent has then requested, in addition to those described in
         Section 3.1 (including opinions of legal counsel for the Related Persons and Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any of the Related Persons in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Agent in form, substance and date.

                 (g) The making of such Advance or the issuance of such Letter of Credit shall not cause the Total Debt to Cash Earnings Ratio to exceed 4.0 to 1.0 (calculated using Total Debt as of the date of such Advance or the issuance of such Letter of Credit, and including the amount of such Advance or Letter of Credit, and using Cash Earnings as of the end of the most recent Fiscal Quarter).

                  ARTICLE IV - Representations and Warranties

         Section 4.1. Borrower's Representations and Warranties. To confirm each Lender's understanding concerning Borrower and Borrower's business, properties and obligations and to induce Agent and each Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Agent and each Lender that:

                 (a) No Default. No Related Person is in default in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

                 (b) Organization and Good Standing. Each Related Person which is a corporation or partnership is duly organized, validly existing and in good standing under the laws of its state of organization, having all corporate or partnership powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each such Related Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to do so would not result in a material adverse effect on the business or operations of such Related Person. Each such Related Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable except where the failure to do so would not result in a material adverse effect on the business or operations of such Related Person.

                 (c) Authorization. Each Related Person which is a corporation or partnership has duly taken all corporate or partnership action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

                 (d) No Conflicts or Consents. The execution and delivery by the various Related Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any domestic or foreign law, statute, rule or regulation, (2) the articles or certificate of incorporation, bylaws, charter, or partnership agreement or certificate of any Related Person, or (3) any agreement, judgment, license, order or permit applicable to or binding upon any Related Person, (ii) result in the acceleration of any Debt owed by any Related Person, or (iii) result in or require the creation of any Lien upon any assets or properties of any Related Person except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Related Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

                 (e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Related Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

                 (f) Initial Financial Statements. The Initial Financial Statements fairly present Borrower's Consolidated financial position at the respective dates thereof and the Consolidated results of Borrower's operations and Borrower's Consolidated cash flows for the respective periods thereof. Since the date of the audited annual Initial Financial Statements no material adverse change has occurred in Borrower's financial condition or businesses or in Borrower's Consolidated financial condition or businesses, except as reflected in the quarterly Initial Financial Statements or in the Disclosure Schedule. All Initial Financial Statements were prepared in accordance with GAAP.

                 (g) Other Obligations and Restrictions. No Related Person has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material to Borrower or material with respect to Borrower's Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report. Except as shown in the Initial Financial Statements or disclosed in the Disclosure Schedule or a Disclosure Report, no Related Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely in the foreseeable future to materially and adversely affect the businesses, properties, prospects, operations, or financial condition of such Related Person or of Borrower on a Consolidated basis.

                 (h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Related Person to Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Related Person (other than industry-wide risks normally associated with the types of businesses conducted by the Related Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Related Person (other than industry-wide risks normally associated with the types of businesses conducted by the Related Persons) that has not been disclosed to Agent and each Lender in writing which could materially and adversely affect Borrower's properties, business, prospects or condition (financial or otherwise) or Borrower's Consolidated properties, businesses, prospects or condition (financial or otherwise). Borrower has heretofore delivered to Agent and each Lender true, correct and complete copies of the Initial Financial Statements.

                 (i) Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Related Person threatened, against any Related Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may reasonably be expected to have a material adverse effect on Borrower or, on a Consolidated basis, Borrower and its properly Consolidated subsidiaries, their ownership or use of any of their assets or properties, their businesses or financial condition or prospects, or the right or ability of any Related Person to enter into the Loan Documents to which it is a party or to consummate the transactions contemplated thereby or to perform its obligations thereunder and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Related Person or any Related Person's stockholders, partners, directors or officers which have or may reasonably be expected to have any such effect.

                 (j) ERISA Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule or a Disclosure Report. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule or a Disclosure Report, no Termination Event has occurred with respect to any ERISA Plan and the Related Persons are in compliance with ERISA in all material respects. No Related Person is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in
         Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or a Disclosure Report: (i) no "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan's benefits does not exceed the current value of such ERISA Plan's assets available for the payment of such benefits by more than $500,000.

                 (k) Environmental and Other Laws. Except as disclosed in the Disclosure Schedule or a Disclosure Report: (i) the Related Persons are conducting their businesses in material compliance with all applicable federal, state and local laws, including Environmental Laws, and have and are in compliance in all material respects with all licenses and permits required under any such laws; (ii) none of the operations or properties of any Related Person is the subject of federal, state or local investigation regarding any release of any Hazardous Materials into the environment or the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials in which an adverse determination would potentially result in a loss in excess of five percent (5%) of Borrower's Consolidated net worth; (iii) no Related Person (and to the best knowledge of Borrower, no other Person) has filed or received any notice under any federal, state or local law of any actual or potential violation of Environmental Laws or any violation of any applicable license or permit, which violation would potentially result in a loss in excess of five percent (5%) of Borrower's Consolidated net worth; and (iv) no Related Person otherwise has any known contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials in excess of five percent (5%) of Borrower's Consolidated net worth.

                 (l) Names and Places of Business. Neither Borrower nor any Subsidiary Guarantor, during the preceding five years, had, been known by, or used any other corporate, trade, or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule or a Disclosure Report, the chief executive office and principal place of business of Borrower and each of the Subsidiary Guarantors are (and for the preceding five years have been) located at the address of Borrower set out in Section 9.3 or (if different) the address of each such Related Person set out in the Disclosure Schedule. Except as indicated in the Disclosure Schedule or a Disclosure Report, neither Borrower nor any Subsidiary Guarantor has any other office or place of business.

                 (m) Borrower's Subsidiaries. Borrower does not presently have any Subsidiary that has assets in excess of $1,000,000 (calculated at net book value), other than Material Subsidiaries. Except as otherwise revealed in a Disclosure Report, Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in Schedule 2.

                 (n) Title to Properties. Each Related Person has good and defensible title to all of its material properties and assets, free and clear of all Prohibited Liens.

                 (o) Government Regulation. Neither Borrower nor any other Related Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other statute, law, regulation or decree which regulates the incurring by such Person of Debt, including statutes, laws, regulations or decrees relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

                 (p)  Insider.  Neither Borrower, nor any other Related
         Person, nor any Person having "control" (as that term is defined in 12 U.S.C. Section 375b(9) or in regulations promulgated pursuant thereto) of Borrower, is a "director" or an "executive officer" or "principal shareholder" (as those terms are defined in 12 U.S.C.
         Section 375b(8) or (9) or in regulations promulgated pursuant thereto) of Lender, of a bank holding company of which Lender is a Subsidiary or of any Subsidiary of a bank holding company of which Lender is a Subsidiary.

                 (q) Officers and Directors. The officers and directors of Borrower are those persons disclosed in the definitive proxy statement prepared by Borrower and filed with the Securities and Exchange Commission in connection with Borrower's most recent annual meeting, copies of which proxy statement have been previously furnished in connection with the negotiation hereof.

                 (r) Solvency. Neither Borrower nor any Subsidiary Guarantor is "insolvent" on the date hereof (that is, the sum of such Person's absolute and contingent liabilities, including the Obligations, exceeds the fair market value of such Person's assets). Borrower's and each Subsidiary Guarantor's capital is adequate for the businesses in which such Person is engaged and intends to be engaged. Neither Borrower nor any Subsidiary Guarantor has hereby incurred, nor does Borrower nor any Subsidiary Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. The direct or indirect value of the consideration received and to be received by each Subsidiary Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of such Subsidiary Guarantor under Article VIA and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Subsidiary Guarantor, directly or indirectly.

                 Section 4.2. Representation by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender's property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents.

                       ARTICLE V - Covenants of Borrower

         Section 5.1. Affirmative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Agent and each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders (or all Lenders as set forth in Section 9.1(a)) have previously agreed otherwise:

                 (a) Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Loan Documents. Borrower will cause the other Related Persons to observe, perform and comply with every such term, covenant and condition.

                 (b)  Books, Financial Statements and Reports.   Each Related
         Person will at all times maintain full and materially accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and will furnish the following statements and reports to Agent and each Lender at Borrower's expense:

                      (i) As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit using generally accepted auditing standards, by Coopers & Lybrand or other independent certified public accountants selected by Borrower and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared.
                 These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within 100 days after the end of each Fiscal Year Borrower will furnish a report signed by such accountants stating that they have read this Agreement and further stating that in making the examination and reporting on the Consolidated financial statements described above they did not conclude that any Default existed at the end of such Fiscal Year or at the time of their report, or, if they did conclude that a Default existed, specifying its nature and period of existence.

                      (ii) As soon as available, and in any event within 45 days after the end of each of the first three

                 Fiscal Quarters in each Fiscal Year of Borrower's Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Borrower's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (b)(i) of this section, furnish a certificate in the form of Exhibit D signed by the chief financial officer of Borrower stating that such financial statements are accurate and complete, stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 5.2(a), 5.2(d), 5.2(k) and 5.2(l) and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

                          (iii) Within 45 days after the end of each Fiscal Quarter, cash flow projections based on a rolling four quarter basis, to be used to calculate the Total Debt to Cash Earnings Ratio as set forth in Section 2.8(b), and by November 30 of each year annual five-year cash flow projections, together with (A) information prepared by Borrower and/or its geologists and/or consultants supporting such projections and
                 (B) as to such quarterly projections, any available information regarding actual cash flow since the end of such Fiscal Quarter.

                          (iv) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Borrower to its stockholders and all registration statements, periodic reports and other statements and schedules filed by Borrower with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

                 (c) Other Information and Inspections. Each Related Person will furnish to Agent any information which Agent may from time to time reasonably request in writing for itself or on behalf of any Lender concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Related Persons' businesses and operations. Each Related Person will permit representatives appointed by Agent (including independent accountants, agents, attorneys, appraisers and any other Persons) to visit and inspect any of such Related Person's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Related Person shall permit Agent or its representatives to investigate and verify the accuracy of the information furnished to Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Each of Agent and Lenders agrees that, until the occurrence of an Event of Default, it will take all reasonable steps to keep confidential any proprietary information given to it by any Related Person, provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain by means other than any Lender's or Agent's breach of the provisions of this Section 5.1(c), (ii) is required to be disclosed by law or by any order, rule or regulation (which Agent or such Lender reasonably believes to be valid) of any court or governmental agency or authority, (iii) is disclosed to Agent's or any Lender's Affiliates, auditors, attorneys, or agents, or (iv) is furnished to any other Lender or to any purchaser or prospective purchaser of participations or other interests in any Loan or Loan Document, provided that such Affiliates, auditors (other than bank examiners), attorneys, agents, Lenders and purchasers agree to be bound by the confidentiality provisions of this subsection.

                 (d) Notice of Material Events and Changes of Name or Address. Borrower will promptly notify Agent:

                      (i) of any material adverse change in Borrower's financial condition or Borrower's Consolidated financial condition,

                      (ii)  of the occurrence of any Default,

                      (iii) of the acceleration of the maturity of any
                 Debt owed by any Related Person or of any default by any Related Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default might have a material adverse effect upon Borrower's Consolidated financial condition,

                      (iv)  of the occurrence of any Termination Event,

                      (v) of any suit, action or proceeding reasonably anticipated to result in a claim in excess of $1,000,000, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any

                 Related Person or with respect to any Related Person's properties, and

                      (vi) of any labor controversy resulting in or threatening to result in a strike against any Related Person; and

                      (vii)  of the filing of any suit or proceeding
                 against any Related Person in which an adverse decision could have a material adverse effect upon any Related Person's financial condition, business or operations.

         Upon the occurrence of any of the foregoing the Related Persons will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to attempt to resolve or properly contest all controversies on account of any of the foregoing.

                 BORROWER WILL ALSO NOTIFY AGENT AND AGENT'S COUNSEL IN WRITING AT LEAST TWENTY BUSINESS DAYS PRIOR TO THE DATE THAT ANY RELATED PERSON CHANGES ITS NAME OR THE LOCATION OF ITS CHIEF EXECUTIVE OFFICE OR PRINCIPAL PLACE OF BUSINESS.

                 (e) Maintenance of Properties. Each Related Person will maintain, preserve, protect, and keep all property material to the conduct of its business in good condition and in substantial compliance with all applicable laws, rules and regulations.

                 (f) Maintenance of Existence and Qualifications. Each Related Person which is a corporation or partnership will maintain and preserve its corporate or partnership existence and its rights and franchises in full force and effect and will qualify to do business as a foreign corporation or partnership in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on Borrower or any Subsidiary Guarantor.

                 (g) Payment of Trade Debt, Taxes, etc. Each Related Person will (i) timely file all required tax returns; (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (iii) within ninety days after the same becomes due pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (iv) pay and discharge when due all other Debt now or hereafter owed by it; and (v) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Related Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor in accordance with GAAP.

                 (h) Insurance. Each Related Person will keep or cause to be kept adequately insured by financially sound and reputable insurers its property (including without limitation "all-risk" (earthquake, boiler, machinery) insurance on general property, and insurance on office contents, mobile equipment, metals, ores and the like on premises, property-in-transit and mobile service equipment) in amounts that are customary in the type of businesses in which the Related Persons are engaged, and such other endorsements as are customary in the type of businesses in which the Related Persons are engaged. Upon demand by Agent any insurance policies covering any such property shall be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without fifteen days prior notice to Agent, and (ii) to provide for any other matters which Agent may reasonably require and as are customary in transactions of this type. Each Related Person shall at all times maintain adequate insurance against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers and shall without limitation provide the following coverages: comprehensive general liability and automobile liability. Borrower self insures for workers compensation.

                 (i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of (i) Agent (including attorneys' fees) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, and (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, and (ii) Agent or any Lender (including attorneys' fees) in connection with the defense or enforcement of the Loan Documents or the defense of Agent's or any Lender's exercise of its rights thereunder (including costs and expenses of determining whether and how to carry out such defense or enforcement).

                 (j) Performance on Borrower's Behalf. If any Related Person fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Agent may pay the same. Borrower shall immediately reimburse Agent for any such payments and each amount paid by Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Agent.

                 (k) Interest. Borrower hereby promises to Agent and Lenders to pay interest at the Late Payment Rate on all Obligations which Borrower has in this Agreement promised to pay (including Obligations to pay fees or to reimburse or indemnify Agent or any Lender) and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

                 (l) Compliance with Agreements and Law. Each Related Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Related Person will conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto, including Environmental Laws, in all material respects.

                 (m) Evidence of Compliance. Each Related Person will furnish to Agent at such Related Person's or Borrower's expense all evidence which Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Related Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

                 (n) Subsidiary Guarantors. Borrower shall cause each of its Subsidiaries now existing or created, acquired or coming into existence after the date hereof, that has assets at any time in excess of $1,000,000 (calculated at net book value) or having net income constituting more than ten percent (10%) of Cash Earnings for any Fiscal Quarter, to become a Subsidiary Guarantor and a party hereto at such time, and shall cause such Subsidiary to deliver at such time written evidence satisfactory to Agent and its counsel that such Subsidiary has taken all corporate or partnership action necessary to duly approve and authorize its joinder hereto and the performance of its obligations as a Subsidiary Guarantor hereunder. Notwithstanding the foregoing, in the event it is impracticable for any Subsidiary organized under the laws of a jurisdiction other than the United States to become a Subsidiary Guarantor as set forth above, such Subsidiary shall not be required to become a Subsidiary Guarantor.

         Section 5.2. Negative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Agent and each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the

Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

                 (a) Limitation on Debt. No Related Person will in any manner owe or be liable for any Funded Debt or any Debt under any Guaranty of any Funded Debt except;

                      (i)    Permitted Debt owed by Borrower.

                      (ii) Funded Debt (other than Funded Debt permitted in clause (i) above) and Debt under any Guaranties of any Funded Debt, that, in the aggregate for all such Funded Debt and Debt under Guaranties for all Related Persons, does not exceed $5,000,000.

                 (b) Limitation on Liens. No Related Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except:

                      (i)    Liens which secure Obligations only.

                      (ii) statutory Liens for taxes, statutory mechanics' and materialmen's Liens incurred in the ordinary course of business, and other similar statutory Liens incurred in the ordinary course of business, provided such Liens do not secure Restricted Debt and secure only Debt which is not delinquent or which is being contested as provided in Section 5.1(g).

                      (iii) deposits or pledges of cash or cash equivalents to secure the payment of workers' compensation, unemployment insurance or other social security or retirement benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds and other obligations of a like nature incurred in the ordinary course of business.

                      (iv)   Liens disclosed in the Disclosure Schedule.

                      (v) Liens securing the purchase price of equipment or filed in connection with leases of equipment.

                      (vi) Liens granted to operators of mining joint ventures to secure the obligations of Related Persons that are not operators.

                 (c) Limitation on Mergers, Issuances of Securities. Except as expressly provided in this subsection no Related Person will merge or consolidate with or into any other business entity. Any Person may be merged into Borrower, so long as Borrower is the surviving business entity, and any Subsidiary of Borrower, including Material Subsidiaries, may be merged into or consolidated with (i) another Subsidiary of Borrower, so long as a Subsidiary Guarantor is the surviving business entity, or (ii) Borrower, so long as Borrower is the surviving business entity. Borrower will not issue any securities other than Permitted Debt and shares of its common stock and any options or warrants giving the holders thereof only the right to acquire such shares. No Material Subsidiary of Borrower will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof. No Material Subsidiary of Borrower which is a partnership will allow any diminution of Borrower's interest (direct or indirect) therein.

                 (d) Limitation on Sales of Property. No Related Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein except:

                      (i) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value or is sold in the ordinary course of business.

                     (ii) inventory which is sold in the ordinary course of business on ordinary trade terms.

                     (iii) properties or assets, or interests therein, the value of which does not exceed in the aggregate during any Fiscal Year 10% of the net book value of all of Borrowers tangible properties and assets; provided that immediately upon any such sale the Total Debt to Cash Earnings Ratio shall be recalculated excluding the Cash Earnings attributable to the properties and assets so sold (excluding any gain or including any losses attributable to such sale).

         Neither Borrower nor any of Borrower's Subsidiaries will sell, transfer or otherwise dispose of capital stock of any of Borrower's Subsidiaries except that any Material Subsidiary of Borrower may sell or issue its own capital stock to the extent not otherwise prohibited hereunder. No Related Person will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Loan Documents.

                 (e) Limitation on Dividends and Redemptions. No Related Person will declare or pay any dividends on, or make any other distribution in respect of, any class of its capital stock or any partnership or other interest in it, nor will any Related Person directly or indirectly make any capital contribution to or purchase, redeem, acquire or retire any shares of the capital stock of or partnership interests in any Related Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of any Related Person, except as expressly provided in this section. Such dividends, distributions, contributions, purchases, redemptions, acquisitions, retirements or reductions may be made by the Related Persons (i) without limitation to Borrower; and (ii) to Subsidiary Guarantors. In addition to the foregoing each Related Person may declare and pay to any Persons (x) cash dividends so long as no Default or Event of Default has occurred and is continuing, and (y) dividends payable only in common stock, so long as no Related Person's interest in any of its Subsidiaries is thereby reduced. If no Default or Event of Default has occurred and is continuing, Borrower may pay dividends on its preferred stock.

                 (f) Limitation on Investments and New Businesses. No Related Person will (i) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (ii) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (iii) make any acquisitions of or capital contributions to or other investments in any Person, other than Permitted Investments.

                 (g) Limitation on Credit Extensions. Except for Permitted Investments, no Related Person will extend credit, make advances or make loans other than (i) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (ii) loans to Borrower or to any Subsidiary Guarantor, (iii) loans in an aggregate outstanding principal amount not to exceed $1,000,000 to third parties.

                 (h) Transactions with Affiliates. No Related Person will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries.

                 (i) ERISA Plans. No Related Person will incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA.

                 (j) Fiscal Year. Neither Borrower nor any Subsidiary Guarantor will change its fiscal year.

                 (k)  Working Capital and Current Ratio.   The ratio of
         Borrower's Consolidated current assets to Borrower's Consolidated current liabilities will never be less than 1.5 to 1.0. For purposes of this subsection, Borrower's Consolidated current liabilities will be calculated without including any payments of principal on the Note which are required to be repaid within one year from the time of calculation.

                 (l) Fixed Charge Coverage Ratio. The ratio of (1) Borrower's Consolidated EBITDA as of the end of each Fiscal Quarter to (2) Borrower's Consolidated Fixed Charges as of the end of such Fiscal Quarter will never be less than (A) 1.0 to 1.0 at any time after the date hereof and (B) 1.5 to 1.0 at any time after December 31, 1994.

                        ARTICLE VI - Bank Accounts, Etc.

         Section 6.1. Bank Accounts; Offset. To secure the repayment of the Obligations Borrower and each Subsidiary Guarantor hereby grants to Agent and each Lender and to each financial institution which hereafter acquires a participation or other interest in any Loan or Note (in this section called a "Participant") a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of Agent or any Lender or Participant at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower or such Subsidiary Guarantor now or hereafter held or received by or in transit to Agent or any Lender or Participant from or for the account of Borrower or such Subsidiary Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower or such Subsidiary Guarantor with Agent or any Lender or Participant, and (c) any other credits and claims of Borrower or such Subsidiary Guarantor at any time existing against Agent or any Lender or Participant, including claims under certificates of deposit. Upon the occurrence of any Default, each of Agent and Lenders and Participants is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower or any Subsidiary Guarantor, any and all items hereinabove referred to against the Obligations then due and payable.

                             ARTICLE VIA - Guaranty

         Section 6A.1.  Guaranty.

                 (a) Each Subsidiary Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Lenders the prompt, complete, and full payment when due, and no matter how the same shall become due, of all Obligations. Without limiting the generality of the foregoing, each Subsidiary

         Guarantor's liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of Borrower described above in this subsection (a), or below in the following subsection (b), which would be owed by Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

                 (b) Each Subsidiary Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Lenders the prompt, complete and full performance, when due, and no matter how the same shall become due, of all obligations and undertakings of Borrower to Lenders under, by reason of, or pursuant to any of the Loan Documents.

                 (c) If Borrower shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, each Subsidiary Guarantor will, forthwith upon demand by Agent, pay such Obligation in full to Agent for distribution to Lenders. If Borrower shall for any reason fail to perform promptly any Obligation, each Subsidiary Guarantor will, forthwith upon demand by Agent, cause such Obligation to be performed or, if specified by Agent or Lenders, provide sufficient funds, in such amount and manner as Agent shall in good faith determine, for the prompt, full and faithful performance of such Obligation by Agent or such other Person as Agent shall designate.

                 (d) If either Borrower or any Subsidiary Guarantor fails to pay or perform any Obligation as described in the immediately preceding subsections (a), (b), or (c), each Subsidiary Guarantor will incur the additional obligation to pay to Agent, and each Subsidiary Guarantor will forthwith upon demand by Agent pay to Agent for distribution to Lenders, the amount of any and all expenses, including fees and disbursements of Agent's and Lender's counsel and of any experts or agents retained by Agent, which Agent or Lenders may incur as a result of such failure.

                 (e) Notwithstanding the foregoing or any other provisions of this Agreement, it is agreed and understood that no Subsidiary Guarantor shall be required to pay hereunder at any time more than the Maximum Guaranteed Amount determined with respect to such Subsidiary Guarantor as of such time. Each Subsidiary Guarantor agrees that the Obligations may at any time exceed the sum of the Maximum Guaranteed Amount plus the aggregate maximum amount of all Obligations of all other Subsidiary Guarantors, without affecting or impairing the Obligations of such Subsidiary Guarantor.

         Section 6A.2.  Unconditional Guaranty.

                 (a) No action which Agent or Lenders may take or omit to take in connection with any of the Loan Documents, any of the Obligations (or any other indebtedness owing by Borrower to Agent or Lenders), or any Cash Collateral, and no course of dealing of Agent or Lenders with any other Person, shall release or diminish any Subsidiary Guarantor's obligations, liabilities, agreements or duties hereunder, affect any Subsidiary Guarantor's guaranty any way, or afford any Subsidiary Guarantor any recourse against Agent or Lenders, regardless of whether any such action or inaction may increase any risks to or liabilities of Agent or Lender or any other Person or increase any risk to or diminish any safeguard of any Cash Collateral. Without limiting the foregoing, each Subsidiary Guarantor hereby expressly agrees that Agent or Lenders may, from time to time, without notice to or the consent of any Subsidiary Guarantor, do any or all of the following:

                       (i) Amend, change or modify, in whole or in part, any one or more of the Loan Documents and give or refuse to give any waivers or other indulgences with respect thereto.

                       (ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Cash Collateral or Loan Document, to bring suit against any Person, or to take any other action concerning the Obligations or the Loan Documents.

                       (iii) Accelerate, change, rearrange, extend, or renew the time, terms, or manner for payment or performance of any one or more of the Obligations.

                       (iv) Compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Loan Documents.

                       (v) Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Cash Collateral for any or all of the Obligations, accept additional or substituted Cash Collateral therefor, and perfect or fail to perfect Lenders' rights in any or all Cash Collateral.

                       (vi)   Discharge, release, substitute or add obligors.

                       (vii) Apply all monies received from obligors or others, or from any Cash Collateral for any of the Obligations, as Agent or Lenders may determine to be in its best interest, without in any way being required to marshall Cash Collateral or assets or to apply all or any part of such monies upon any particular Obligations.

                 (b) No action or inaction of any Person, and no change of law or circumstances, shall release or diminish any Subsidiary Guarantor's obligations, liabilities, agreements, or duties hereunder, affect this guaranty in any way, or afford any Subsidiary Guarantor any recourse against Agent or Lenders. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Subsidiary Guarantors under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of any Subsidiary Guarantor:

                      (i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of Borrower or any Subsidiary Guarantor or any other proceedings involving Borrower or any Subsidiary Guarantor or any of the assets of Borrower or any Subsidiary Guarantor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, Borrower or any Subsidiary Guarantor, any properties of Borrower or any Subsidiary Guarantor, or the estate in bankruptcy of Borrower or any Guarantor in the course of or resulting from any such proceedings.

                      (ii) The failure by Agent or Lenders to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which Borrower or any Subsidiary Guarantor is a party.

                      (iii) The release by operation of law of Borrower or any Subsidiary Guarantor from any of the Obligations or any other obligations to Lender.

                      (iv) The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Loan Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

                      (v) The failure of Borrower or any Subsidiary Guarantor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of Borrower or any Subsidiary Guarantor, Agent or Lender.

                      (vi) The fact that any Subsidiary Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

                      (vii) Without limiting any of the foregoing, any fact or event (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by any Subsidiary Guarantor under this guaranty.

                 (c) Agent and Lenders may invoke the benefits of this Article against any Subsidiary Guarantor before pursuing any remedies against Borrower or any other Subsidiary Guarantor or any other Person. Agent or Lenders may maintain an action against any Subsidiary Guarantor hereunder without joining Borrower or any other Subsidiary Guarantor therein and without bringing separate action against Borrower or any other Subsidiary Guarantor.

                 (d) If any payment to Agent or Lenders by Borrower or any Subsidiary Guarantor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Agent or any Lender is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Agent or Lenders shall not constitute a release of any guarantor from any liability hereunder, and each guarantor agrees to pay such amount to Agent or Lenders on demand and agrees and acknowledges that this guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6A.6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Agent and Lenders.

                 (e) This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

         Section 6A.3. Waiver. Each Subsidiary Guarantor hereby waives, with respect to the Obligations, this guaranty, and the other Loan Documents:

                 (a)  notice of the incurrence of any Obligation by Borrower.

                 (b) notice that Agent, Lenders, Borrower, any Subsidiary Guarantor, or any other Person has taken or omitted to take any action under any Loan Document or any other agreement or instrument relating thereto or relating to any Obligation.

                 (c) notice of acceptance of this guaranty and all rights of Subsidiary Guarantor under Section 34.02 of the Texas Business and Commerce Code.

                 (d) demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance.

                 (e) notice of intention to accelerate, notice of acceleration, protest, notice of protest, and all other notices of any kind whatsoever.

         Section 6A.4. No Subrogation. No Subsidiary Guarantor shall have any right of subrogation with respect hereto (including any right of subrogation under Section 34.04 of the Texas Business and Commerce Code). Each Subsidiary Guarantor hereby waives any rights to enforce any remedy which such Subsidiary Guarantor may have against Borrower with respect to its obligations under this
Article VI or under applicable laws. Each Subsidiary Guarantor hereby irrevocably agrees, to the fullest extent permitted by law, that it will not exercise (and herein waives) any rights against Borrower or any other Person which it may acquire by way of subrogation, contribution, reimbursement, indemnification or exoneration under or with respect to this Agreement, the other Loan Documents or applicable law, by any payment made hereunder or otherwise. If the foregoing waivers are adjudicated unenforceable by a court of competent jurisdiction, then each Subsidiary Guarantor agrees that no liability or obligation of Borrower that shall accrue by virtue of any right to subrogation, contribution, indemnity, reimbursement or exoneration shall be paid, nor shall any such liability or obligation be deemed owed, until all of the Obligations shall have been paid in full.

         Section 6A.5. Subordination. Each Subsidiary Guarantor hereby subordinates and makes inferior to the Obligations any and all indebtedness now or at any time hereafter owed by Borrower to any Subsidiary Guarantor. Each Subsidiary Guarantor agrees that after the occurrence of any Default or Event of Default it will neither permit Borrower to repay such indebtedness or any part thereof nor accept payment from Borrower of such indebtedness or any part thereof without the prior written consent of Majority Lender. If any Subsidiary Guarantor receives any such payment without the prior written consent of Majority Lenders, the amount so paid shall be held in trust for the benefit of Agent and Lenders, shall be segregated from the other funds of such Subsidiary Guarantor, and shall forthwith be paid over to Agent and Lenders to be held by Agent and Lenders as collateral for, or then or at any time thereafter applied in whole or in part by Agent and Lenders against, all or any portions of the Obligations, whether matured or unmatured, in such order as Agent and Lenders shall elect.


                  ARTICLE VII - Events of Default and Remedies

         Section 7.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

                 (a) Any Related Person fails to pay any Obligation constituting interest within five (5) days after the date when due or any Related Person fails to pay any other Obligation when due and payable in each case, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

                 (b) Any "default" or "event of default" occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

                 (c) Any Related Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 5.1(d),
         Section 5.2 or Section 6A.1;

                 (d) Any Related Person fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty
         (30) days after notice of such failure is given by Agent to Borrower;

                 (e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Related Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 4.1(e) for any reason other than its release or subordination by Agent;

                 (f) Any Related Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower or materially significant to any Subsidiary Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

                 (g) Any Related Person (i) fails to pay any portion, when such portion is due, of any of its Debt in excess of

         $1,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Debt is issued, evidenced, governed, or secured, which breach would entitle the holder thereof to accelerate such Debt, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

                 (h)  Any Related Person:

                      (i) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of thirty days; or

                      (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

                      (iii)  suffers the appointment of or taking
                 possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

                      (iv)   suffers the entry against it of a final
                 judgment for the payment of money in excess of $1,000,000 (not covered by insurance satisfactory to Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

                      (v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its property, and such writ or warrant of attachment or any similar process is not stayed or released prior to the seizure thereunder of any such property (and in any event within thirty days after the entry or levy thereof or after any stay is vacated or set aside);

                 (i) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $3,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $3,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount); and

                 (j) Any material adverse change occurs in Borrower's Consolidated financial condition or results of operations, other than any such change resulting from the matters designated as (III)(1) or
         (III)(2) in the Disclosure Schedule.

Upon the occurrence of an Event of Default described in subsection (h)(i),
(h)(ii) or (h)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Related Person who at any time ratifies or approves this Agreement. During the continuance of any other Event of Default, Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Agent shall), without notice to Borrower or any other Related Person, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Related Person who at any time ratifies or approves this Agreement. After any such acceleration (whether automatic or due to any declaration by Agent), any obligation of any Lender to make any further Advances shall be permanently terminated.

         Section 7.2.  Remedies.  If any Default shall occur and be continuing
(a) Agent shall, upon written instructions from Majority Lenders, protect and enforce Lenders' rights under the Loan Documents by any appropriate proceedings and enforce the payment of any Obligations due Lenders or enforce any other legal or equitable right which Lenders may have, provided Agent shall not be required to exercise any discretion or take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law, and (b) each Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Agent and Lenders under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

         Section 7.3. INDEMNITY. BORROWER AGREES TO INDEMNIFY AGENT AND EACH LENDER, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION COLLECTIVELY CALLED "LIABILITIES AND COSTS") WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST AGENT OR SUCH LENDER GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE LOAN DOCUMENTS AND THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY ANY RELATED PERSON OR ANY LIABILITIES OR DUTIES OF ANY RELATED PERSON, AGENT OR ANY LENDER WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT OR ANY LENDER, PROVIDED ONLY THAT NEITHER AGENT NOR ANY LENDER SHALL BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT. IF ANY PERSON (INCLUDING BORROWER OR ANY OF ITS AFFILIATES) EVER ALLEGES SUCH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY AGENT OR ANY LENDER, THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL NONETHELESS BE PAID UPON DEMAND, SUBJECT TO LATER ADJUSTMENT OR REIMBURSEMENT, UNTIL SUCH TIME AS A COURT OF COMPETENT JURISDICTION ENTERS A FINAL JUDGMENT AS TO THE EXTENT AND EFFECT OF THE ALLEGED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. AS USED IN THIS SECTION THE TERMS "AGENT" AND "LENDER" SHALL REFER NOT ONLY TO THE PERSONS DESIGNATED AS SUCH IN SECTION 1.1 BUT ALSO TO EACH DIRECTOR, OFFICER, AGENT, ATTORNEY, EMPLOYEE, REPRESENTATIVE AND AFFILIATE OF SUCH PERSON.

                              ARTICLE VIII - Agent

         Section 8.1. Appointment and Authority. Each Lender hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Agent to Lenders is only that of one commercial bank acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute

Agent a trustee or other fiduciary for any holder of any of the Notes or of any participation therein nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lenders in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law. Upon receipt by Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from any Lender to Agent of any Default or Event of Default, Agent shall promptly notify each Lender thereof.

         Section 8.2. Exculpation, Agent's Reliance, Etc. NEITHER AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, OR EMPLOYEES SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS, INCLUDING THEIR NEGLIGENCE OF ANY KIND, EXCEPT THAT EACH SHALL BE LIABLE FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limiting the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents;
(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Related Person or to inspect the property (including the books and records) of any Related Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of the Related Persons and the Lenders in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

         Section 8.3. Lenders' Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

         Section 8.4. Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender's Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts, and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT, PROVIDED ONLY THAT NO LENDER SHALL BE OBLIGATED UNDER THIS SECTION TO INDEMNIFY AGENT FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY AGENT'S OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT. Cumulative of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender's Percentage Share of any costs and expenses to be paid to Agent by Borrower under Section 5.1(i) to the extent that Agent is not timely reimbursed for such expenses by Borrower as provided in such section.
As used in this section the term "Agent" shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent attorney, employee, representative and Affiliate of such Person.

         Section 8.5. Rights as Lender. In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent. Agent may accept deposits from, lend money to, act as Trustee under indentures of, and generally engage in any kind of business with any of the Related Persons or their Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

         Section 8.6. Sharing of Set-Offs and Other Payments. Each of Agent and Lender agrees that if it shall, whether through the exercise of rights under Loan Documents or rights of banker's lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under Section 2.9, causes Agent or such Lender to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 2.9, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause Agent and all Lenders to share all payments as provided for in Section 2.9, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lenders share all payments of Obligations as provided in Section 2.9; provided, however, that nothing herein contained shall in any way affect the right of Agent or any Lender to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.
Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to court order to be paid on account of the possession of such funds prior to such recovery.

         Section 8.7. Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lenders, Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Agent for distribution to Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

         Section 8.8. Benefit of Article VIII. The provisions of this Article (other than the following Section 8.9) are intended solely for the benefit of Agent and Lenders, and no Related

Person shall be entitled to rely on any such provision or assert any such provision in a claim or defense against Agent or any Lender. Agent and Lenders may waive or amend such provisions as they desire without any notice to or consent of Borrower or any Related Person.

         Section 8.9. Resignation. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation Majority Lenders shall have the right to appoint a successor Agent. A successor must be appointed for any retiring Agent, and such Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent's resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

         Section 8.10.  Withholding Tax.

                 (a) If any Lender is a "foreign corporation" within the meaning of the United States Internal Revenue Code of 1936 (the "Code"), such Lender shall deliver to the Agent, along with such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax, either: (i) if such Lender claims an exemption from, or a reduction of, United States withholding tax under a tax treaty, a properly completed Internal Revenue Service ("IRS") Form 1001 before the payment of any interest in the first calendar year and in each third succeeding calendar year during which interest may be paid under this Agreement; or (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two (2) properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender, and in each succeeding taxable year of such Lender, during which interest may be paid under this Agreement. Such Lender agrees to notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) Where any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subparagraph (a) above are not delivered to the Agent, then the Agent may withhold from any interest payment to the Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (c) If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.

                 (d) In the event that any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement or its respective Note, the Participant shall comply and be bound by the terms, of subparagraphs (a), (b) and (c) above as though it were such Lender.

                           ARTICLE IX - Miscellaneous

         Section 9.1.  Waivers and Amendments; Acknowledgements.

                 (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Agent or any Lender in exercising any right, power or remedy which Agent or such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Agent or such Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Related Person shall in any case of itself entitle any Related Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Agent, by Agent and
         (iii) if such party is a Lender, by such Lender or by Agent on behalf of Lenders with the written consent of Majority Lenders (which consent regarding the termination of the Loan Documents has already been given as provided in Section 9.7). Notwithstanding the foregoing or anything to the contrary herein, Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article III (provided that Agent may in its discretion withdraw any request it has made under Section 3.2(f)), (2) increase the amount of such Lender's Percentage Share of the Maximum Loan Amount or subject such Lender to any additional obligations, (3) reduce any fees hereunder, or the principal of, or interest on, such Lender's Note, (4) postpone any date fixed for any payment of any fees hereunder, or principal of, or interest on, such Lender's Note, (5) amend the definition herein of "Majority Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents, or (6) release Borrower from its obligation to pay such Lender's Note and Subsidiary Guarantor from its guaranty of such payment.

                 (b) Acknowledgements and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) neither Agent nor any Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Agent and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any of Borrower, Agent and Lenders, (vii) Agent is not Borrower's Agent, but Agent for Lenders, (viii) should an Event of Default or Default occur or exist Agent and each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Agent or any Lender, or any representative thereof, and no such representation or covenant has been made, that Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) Agent and all Lenders have relied upon the truthfulness of the acknowledgements in this section in deciding to execute and deliver this Agreement and to make their Loans.

         THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Section 9.2. Survival of Agreements; Cumulative Nature. All of the Related Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Agent and Lenders and all of Agent's and Lenders' obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Related Person to Agent or any Lender under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by the Related Persons in the Loan Documents, and the rights, powers, and privileges granted to Agent and Lenders in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Agent or any Lender of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

         Section 9.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agent may give telephonic notices to Lenders), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy or telex, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and the Related Persons at the address of Borrower specified on the signature pages hereto and to Agent and the other Lenders at their addresses specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address provided herein, (b) in the case of telecopy or telex, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Request for Advance or Rate Election shall become effective until actually received by Agent.

         Section 9.4. Joint and Several Liability; Parties in Interest. All Obligations which are incurred by two or more Related Persons shall be their joint and several obligations and liabilities subject to the limitations expressly set forth in Article 6A. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Related Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of Majority Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to Agent and all Lenders, such purchaser shall not be entitled to any rights of Agent or Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

         Section 9.5. Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law. Chapter 15 of Texas Revised Civil Statutes Annotated Article 5069 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. Each of Borrower and the Subsidiary Guarantors hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it or any of the Related Persons in any legal proceeding relating to the Loan Documents or the Obligations by any means allowed under Texas or federal law. Each Related Person agrees to appoint an agent for service of process in Texas.

         Section 9.6. Limitation on Interest. Agent, Lenders, the Related Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Related Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Agent and Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Agent or any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Agent's or such Lender's or holder's option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Agent, Lenders and the Related Persons (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Texas Revised Civil

Statutes Annotated article 5069-1.04, that ceiling shall be the indicated rate ceiling and shall be used when appropriate in determining the Highest Lawful Rate. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         Section 9.7. Termination; Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a written notice delivered to Agent to terminate this Agreement. Upon receipt by Agent of such a notice, if no Obligations are then owing this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Related Person in any Loan Document, any Obligations under Sections 2.10 through 2.14, and any obligations which any Person may have to indemnify or compensate Agent or any Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

         Section 9.8. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         Section 9.9. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

         SECTION 9.10. WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF BORROWER, AGENT AND LENDERS HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. BORROWER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A "BUSINESS CONSUMER" FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, THAT IT HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF CREDIT TRANSACTIONS GENERALLY AND OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS IN PARTICULAR, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS; BORROWER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (OTHER THAN SECTION 17.555 THEREOF), AS FROM TIME TO TIME AMENDED.

         Section 9.11.  Assignments and Participations

         (a) Assignments. Each Lender shall have the right to sell, assign or transfer all or any part of such Lender's Notes, Advances, Loans and rights and Obligations relating to Letters of Credit and the associated rights and obligations under all Loan Documents to one or more financial institutions, pension plans, investment funds, or similar purchasers; provided that each such sale, assignment, or transfer shall be with the consent of Agent, Issuing Bank and Borrower, which consent will not be unreasonably withheld, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were signatory hereof and a holder of such Notes, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders or Majority Lenders and the obligation to fund its Percentage Share of any Advances or Loans and payments made under Letters of Credit directly to Agent; provided further that (i) each Lender in making each such sale, assignment, or transfer must dispose of a pro rata portion of each Loan made by such Lender and LC Obligations, (ii) each Lender may not offer to sell its Notes and Loans or interests therein in violation of any securities laws, and
(iii) no such assignments shall become effective until the assigning Lender delivers to Agent copies of all written assignments and other documents evidencing any such assignment or related thereto, providing for the assignee's ratification and agreement to be bound by the terms of this Agreement and the other Loan Documents. Within five (5) Business Days after its receipt of notice that the Agent has received copies of any assignment and the other documents relating thereto, Borrower shall execute and deliver to the Agent (for delivery to the relevant assignee) new Notes evidencing such assignee's assigned Loans and, if the assignor Lender has retained a portion of its Loans, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender).

         (b) Participations. Each Lender shall have the right to grant participations in all or any part of such Lender's Notes, Advances, Loans and rights and obligations relating to Letters of Credit and the associated rights and obligations under all Loan Documents hereunder to one or more pension plans, investment funds, financial institutions or similar purchasers; provided that (i) each such participation shall be with the consent of Agent and Issuing Bank, which consent shall not be unreasonably withheld, (ii) each Lender granting a participation shall use its best efforts to give prior notice of any such participation, but in any event shall promptly notify Agent and Borrower thereof, (iii) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Majority Lenders (except as set forth in (v) below), (iv) each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted, and (v) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder, except that any Lender may agree with any participant that such Lender will not, without the consent of such participant, consent to any amendment or waiver described in Section 10.1(a) requiring approval of 100% of the Lenders.

         (c) It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning Borrower's properties and operations (provided such Persons have agreed in writing to the confidentiality provisions set forth in Section 5.1(c) regarding such information and reports and data).

        IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                        HECLA MINING COMPANY, Borrower


                                        By:  /s/ John P. Stilwell
                                           --------------------------------
                                           John P. Stilwell
                                           Vice President-Finance
                                           and Treasurer

                                        Address (for Borrower and
                                        Subsidiary Guarantors):

                                        6500 Mineral Drive
                                        Coeur d'Alene, Idaho  83814-8788
                                        Attention: Vice President-Finance

                                        Telephone: (208) 769-4100
                                        Telecopy: (208) 769-7612


                                        COLORADO AGGREGATE COMPANY OF NEW
                                        MEXICO INC., Subsidiary Guarantor


                                        By:  /s/ Joseph T. Heatherly
                                           -------------------------------
                                           Joseph T. Heatherly
                                           Vice President


                                        KENTUCKY-TENNESSEE CLAY COMPANY,
                                        Subsidiary Guarantor


                                        By:  /s/ Joseph T. Heatherly
                                           -------------------------------
                                           Joseph T. Heatherly
                                           Vice President


                                        K-T FELDSPAR CORPORATION,
                                        Subsidiary Guarantor


                                        By:  /s/ Joseph T. Heatherly
                                           -------------------------------
                                           Joseph T. Heatherly
                                           Vice President


                                        MOUNTAIN WEST PRODUCTS, INC.
                                        Subsidiary Guarantor


                                        By:  /s/ Michael B. White
                                           -------------------------------
                                           Michael B. White, Vice President

                           Percentage              NATIONSBANK OF TEXAS, N.A.,
                            Share of               Agent and Lender
   Percentage                Maximum
     Share                 Loan Amount
   -----------             -----------
                                                   By:     /s/ David Rubenking
                                                      ---------------------------------
                                                      Name:
                                                      Title:
     62.5%              $25,000,000
                                                   Address:

                                                   NationsBank Plaza
                                                   901 Main Street, 49th Floor (75202)
                                                   Post Office Box 830104
                                                   Dallas, Texas  75383
                                                   Attention: Energy Lending Group

                                                   Telephone: (214) 508-1200
                                                   Telecopy: (214) 508-1286

                                                   with a copy to:

                                                   NationsBank of Texas, N.A.
                                                   Denver Energy Group
                                                   370 Seventeenth, Suite 3250
                                                   Denver, Colorado  80202-5632
                                                   Attention:  David Rubenking

                                                   Telephone: (303) 629-6969
                                                   Telecopy: (303) 629-6303


                                                   SEATTLE-FIRST NATIONAL BANK, Lender
     25%                $10,000,000

                                                   By:  /s/ J. Mike Sullivan
                                                      ---------------------------------
                                                      J. Mike Sullivan, Vice President

                                                   Address:

                                                   Corporate Banking, Spokane Office
                                                   West 601 Riverside Ave., Fl. SFC-5
                                                   Spokane, Washington  99201
                                                   Attention: Joe Poole, Vice Pres.

                                                   Telephone: (509) 353-1469
                                                   Telecopy: (509) 353-1492

                                                   BANK OF AMERICA, IDAHO, N.A., Lender
     12.5%              $5,000,000

                                                   By:  /s/ John A. MacPhee
                                                      ---------------------------------
                                                      John A. MacPhee, Vice President

                                                   Address:

                                                   401 Front Avenue
                                                   P.O. Box 6700
                                                   Coeur d'Alene, Idaho,  83816-1934
                                                   Attention: John A. MacPhee

                                                   Telephone: (208) 667-2571
                                                   Telecopy: (208) 667-842044